Exhibit 21.1

LIST OF SUBSIDIARIES OF VINCE HOLDING CORP.

Vince Intermediate Holding, LLC	Delaware
Vince, LLC Vince SARL Vince Group UK LTD Parker Holding, LLC Parker Lifestyle, LLC Rebecca Taylor, Inc Rebecca Taylor Retail Stores, LLC Rebecca Taylor Design Limited	Delaware France England & Wales Delaware Delaware New York New York England & Wales